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Exhibit 23.2

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" and under the heading "Selected Consolidated Financial Data" included in the Registration Statement (Post-Effective Amendment No. 1 to Form S-4 No. 333-116310) and related Prospectus of Real Mex Restaurants, Inc. and to the inclusion therein of our report dated February 25, 2005 with respect to the consolidated financial statements of Chevys Holdings, Inc. for the year ended December 28, 2004, and our report dated February 28, 2003 (except for Note 18, as to which the date is February 25, 2005) with respect to the consolidated financial statements of Chevys Holdings, Inc. for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP
Los Angeles, California April 8, 2005

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Consent of Independent Auditors